Filed pursuant to Rule 424(b)(3)
Registration No. 333-198733

PROSPECTUS SUPPLEMENT NO. 3

8,392,708 Shares of Common Stock

Issuable upon Exercise of Warrants

of

Guided Therapeutics, Inc.

This prospectus supplement supplements and amends the prospectus dated May 7, 2015, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-198733) relating to up to 8,392,708 shares of our common stock issuable upon exercise of warrants. This prospectus supplement includes our current report on Form 8-K, filed June 19, 2015. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 19, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective June 19, 2015, the Company amended the Certificate of Designations, Preferences and Rights of the Company’s Series B convertible preferred stock to provide that the Company’s board of directors may designate an issuance of the Company’s common stock (or security exercisable for or convertible into common stock) as an “Excepted Issuance” that, as a result of such designation, would be exempt from the “lower price issuance” anti-dilution provisions of the Series B preferred stock. Prior to the amendment, the Company’s board did not have this authority.

The above description of the amendment is qualified in its entirety by reference to the amendment, attached as Exhibit 3.1 to this current report and incorporated herein by reference.

In order to secure the consent to the amendment of the holders of the Series B convertible preferred stock (the “Series B Holders”), effective June 19, 2015 the Company agreed with each Series B Holder to reduce the exercise price on certain “Tranche A” and “Tranche B” warrants, originally issued to the Series B Holders on May 21, 2013. The Company reduced the “Tranche A” warrant exercise price per share from $1.08 to $0.10455, and the “Tranche B” warrant exercise price per share from $0.10455 to $0.09. The Company further agreed to grant the Series B Holders the right to participate in the Company’s next capital-raising transaction by exchanging their shares of Series B convertible preferred stock for the securities to be offered in any such transaction.

Separately, the Company informed all other holders of outstanding “Tranche A” and “Tranche B” warrants that the Company has lowered the exercise prices per share for those warrants to $0.10455 and $0.09, respectively.

This current report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any securities. The amended warrants described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.

Any issuance of securities to the Series B Holders described above was made by the Company in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act of 1933, for securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth under Item 1.01 is incorporated by reference into this Item 5.03.

Also effective June 19, 2015, the Company amended its certificate of incorporation to increase its authorized amount of common stock by 50,000,000 shares to 195,000,000, as previously disclosed in the Company’s proxy statement on Schedule 14A, filed April 27, 2015.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit
3.1	Amendment to Series B Convertible Preferred Stock Certificate of Designations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
Date: June 19, 2015

EXHIBIT INDEX

Number	Exhibit
3.1	Amendment to Series B Convertible Preferred Stock Certificate of Designations

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